                                          NEWS RELEASE

FOR IMMEDIATE RELEASE

Berry Plastics Group, Inc. Announces Expiration of Registered Exchange Offer for $400 Million
6.00 Percent Second Priority Senior Secured Notes due 2022 of Berry Plastics Corporation

EVANSVILLE, Ind. – June 13, 2016 – Berry Plastics Group, Inc. (NYSE:BERY) ("Berry") announced today that Berry Plastics Corporation's, Berry's wholly owned subsidiary (the "Issuer"), offer to exchange any and all of its outstanding $400 million 6.00 percent Second Priority Senior Secured Notes due 2022 that were issued on October 1, 2015, in a private placement, for $400 million 6.00 percent Second Priority Senior Secured Notes due 2022 that have been registered under the Securities Act of 1933, as amended, expired at 5:00 p.m., New York City time, on Monday, June 13, 2016.

Berry has been advised that tenders with respect to 100 percent of the $400 million aggregate principal amount of the private notes were received prior to the expiration of the exchange offer. Berry expects the Issuer to complete the exchange offer and issue the registered notes in exchange for the private notes on or about June 16, 2016, subject to certain customary conditions.

This press release does not constitute an offer to exchange, purchase or sell or a solicitation of an offer to exchange, purchase or sell, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

About Berry Plastics
Berry Plastics Group, Inc. is a leading provider of value-added plastic consumer packaging and engineered materials delivering high-quality customized solutions to our customers, with pro forma net sales of $6.7 billion in fiscal 2015.  Berry's common stock is listed on the New York Stock Exchange under the ticker symbol BERY and its world headquarters is located in Evansville, Indiana.  For additional information, visit Berry's website at www.berryplastics.com.

Forward Looking Statements
Certain statements and information included in this release may constitute "forward looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of Berry to be materially different from any future results, performance, or achievements expressed or implied in such forward looking statements. Additional discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in the company's SEC filings. Berry does not undertake any obligation to update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact: Dustin Stilwell 812.306.2964 dustinstilwell@berryplastics.com	Media Contact: Eva Schmitz 812.306.2424 evaschmitz@berryplastics.com

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